As filed with the Securities and Exchange Commission on May 25, 2011
Registration No. 333-

    SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

 SHANDA GAMES LIMITED
(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203
People’s Republic of China
 (8621) 5050-4740
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 Shanda Games Limited
Amended and Restated 2008 Equity Compensation Plan
(Full title of the plan)

 CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 590-9009
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copy to:
James C. Lin
Davis Polk & Wardwell LLP
18/F, The Hong Kong Club Building
3A Chater Road
Central, Hong Kong
(852) 2533-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer ☑	Non-accelerated filer	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Ordinary Shares, par value US$0.01 per share(3)	10,750,000	US$3.48	US$37,410,000	US$4,343.30

(1)
The Class A ordinary shares are to be offered under the Amended and Restated 2008 Equity Compensation Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan.

(2)
Pursuant to Rule 457(c), the proposed maximum offering price per share of US$3.48 is one half of the average of the high ($7.09) and low prices ($6.83) of the Registrant’s ADSs as reported in the Nasdaq Global Select Market on May 23, 2011.

(3)
These ordinary shares may be represented by the Registrant’s American Depositary Shares (the “ADSs”), each of which represents two Class A ordinary shares. The ADSs evidenced by American Depositary Receipts issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2009 (File No. 333-161901).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the rules and regulations of the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of Shanda Games Limited (the “Registrant”) filed with the Commission are incorporated herein by reference:

(a)
The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010 filed with the SEC on May 25, 2011, which contains audited financial statements for the fiscal year ended December 31, 2010; and

(b)
The description of the Registrant’s Class A Ordinary Shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34454) filed with the Commission on September 14, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Article 167 of the Registrant’s Amended and Restated Articles of Association provides for indemnification of officers and directors out of the assets of the Registrant from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur in their capacities as such, except through their own fraud or dishonesty.

The Registrant has entered into indemnification agreements with each of its directors and officers, substantially in the form filed as Exhibit 10.02 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-161708), originally filed with the Commission on September 3, 2009. Under these agreements, the Registrant indemnifies the directors and officers to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s fraud or dishonesty.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China on May 25, 2011.

Shanda Games Limited

By:	/s/ Qunzhao Tan
Name:	Qunzhao Tan
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Qunzhao Tan and Richard Wei, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Qunzhao Tan	Chairman of the Board of Directors and Chief Executive Officer	May 25, 2011
Qunzhao Tan	(principal executive officer)

/s/ Richard Wei	Chief Financial Officer	May 25, 2011
Richard Wei	(principal financial and accounting officer)

/s/ Tianqiao Chen	Director	May 25, 2011
Tianqiao Chen

/s/ Danian Chen	Director	May 25, 2011
Danian Chen

/s/ Grace Wu	Director	May 25, 2011
Grace Wu

/s/ Lai Xing Cai	Director	May 25, 2011
Lai Xing Cai

Director
Andy Lin

/s/ Heng Wing Chan	Director	May 25, 2011
Heng Wing Chan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on May 25, 2011.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the validity of the Class A Ordinary Shares being registered

23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1

Amended and Restated 2008 Equity Compensation Plan, filed as Exhibit 10.01 to the Registrant’s Registration Statement on Form F-1 filed on September 24, 2009 (File No. 333-161708) and incorporated herein by reference